Exhibit 5.1

June 14, 2021

Livent Corporation
2929 Walnut Street

Philadelphia, PA 19104

Re:	Livent Corporation – Registration Statement on Form S-3 (Registration Statement No. 333-256939)

Ladies and Gentlemen:

We have acted as counsel to Livent Corporation, a Delaware corporation (the “Company”), in connection with (i) the offering by the Company of 13,000,000 shares (the “Firm Shares”) of its common stock, $0.001 par value per share (the “Common Stock), and up to an additional 1,950,000 shares of Common Stock (together with the Firm Shares, the “Shares”) with respect to which the underwriters were granted an option to purchase, pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated as of June 10, 2021, by and among the Company, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representative of the several underwriters named therein, (ii) the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), (iii) the filing by the Company of the preliminary prospectus supplement relating to the Shares dated June 9, 2021, including the accompanying base prospectus dated June 9, 2021, which was filed by the Company with the SEC on June 9, 2021 pursuant to Rule 424(b)(5) promulgated under the Act (the “Preliminary Prospectus Supplement”) and (iv) the filing by the Company of the prospectus supplement relating to the Shares dated June 10, 2021, including the accompanying base prospectus dated June 9, 2021, which was filed by the Company with the SEC on June 9, 2021 pursuant to Rule 424(b)(5) promulgated under the Act (the “Prospectus Supplement”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Preliminary Prospectus Supplement, the Prospectus Supplement, the Underwriting Agreement, the Restated Certificate of Incorporation of the Company, as amended through September 26, 2018, and the Amended and Restated By-laws of the Company as of  September 26, 2018 and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP